UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): April 15, 2005

ACADIA PHARMACEUTICALS INC.

(Exact Name of Registrant as Specified in Charter)

DELAWARE	000-50768	06-1376651
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

3911 SORRENTO VALLEY BOULEVARD SAN DIEGO, CALIFORNIA	92121
(Address of Principal Executive Offices)	(Zip Code)

(858) 558-2871

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On April 15, 2005 ACADIA Pharmaceuticals Inc., a Delaware corporation (“ACADIA”), entered into a Securities Purchase Agreement with the purchasers set forth on Exhibit A thereto (the “Securities Purchase Agreement”), pursuant to which ACADIA sold, at the closing on April 20, 2005, at a price of $6.82125 per share, 5,277,621 shares of its common stock (the “Shares”) and warrants to purchase 1,319,402 shares of its common stock (the “Warrants”) with an exercise price of $8.148 per share (the “Private Placement”). The Warrants become exercisable 180 days after the closing of the Private Placement and expire on April 19, 2010, unless earlier terminated. Under the terms of the Securities Purchase Agreement, ACADIA has agreed to file, within 30 days after the closing of the Private Placement, a registration statement with the Securities and Exchange Commission to register for resale the Shares and the shares of common stock issuable upon the exercise of the Warrants, which registration statement is required under the Securities Purchase Agreement to become effective within 105 days following the closing.

The following purchasers were, individually or with their affiliates, holders of more than 5% of ACADIA’s outstanding capital stock as of immediately prior to the closing of the sale: Oxford Bioscience Partners IV, L.P., and its affiliated funds including mRNA Fund II L.P. Additionally, the following members of ACADIA’s board of directors have relationships with certain purchasers in the Private Placement as follows: (i) Carl Gordon is a general partner of OrbiMed Advisors LLC, which provides investment advisory services to Finsbury Worldwide Pharmaceutical Trust, (ii) Martien van Osch is Vice President of ABN AMRO Capital, a company affiliated with ABN AMRO Ventures BV, both of which are majority owned by ABN AMRO NV, and (iii) Alan Walton is a general partner of OBP Management IV L.P., the general partner of Oxford Bioscience Partners IV, L.P.

The foregoing is a summary of the terms of the Securities Purchase Agreement and does not purport to be complete and is qualified in its entirety by reference to the full text of the Securities Purchase Agreement, a copy of which is attached hereto as Exhibit 99.1.

Item 3.02 Unregistered Sales of Equity Securities.

On April 20, 2005, ACADIA completed a private placement of the Shares and Warrants. Pursuant to the terms of the Securities Purchase Agreement, ACADIA sold 5,277,621 shares of its common stock at a price of $6.82125 per share. ACADIA also issued warrants to purchase 1,319,402 shares of its common stock with an exercise price of $8.148 per share. The Securities Purchase Agreement, including the form of Warrant and other exhibits thereto, is attached hereto as Exhibit 99.1, and incorporated herein by reference.

The aggregate offering price of the shares of Common Stock sold was approximately $36 million and the aggregate placement agent commissions were approximately $1.6 million. Banc of America Securities LLC, Piper Jaffray & Co. and JMP Securities LLC acted as ACADIA’s placement agents for this transaction.

2.

The offering was made only to qualified institutional buyers, as such term is defined in Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”), and no more than two accredited investors, as such term is defined in Rule 501 of Regulation D under the Securities Act. The Shares and the Warrants issued to the purchasers have not been registered under the Securities Act or any state securities laws. ACADIA relied on the exemption from the registration requirements of the Securities Act by virtue of Section 4(2) thereof and the rules and regulations promulgated thereunder. As described in Item 1.01 of this current report, ACADIA has agreed to file a registration statement for the resale of the Shares and the shares of common stock underlying the Warrants. Neither this current report nor the exhibits attached hereto is an offer to sell or the solicitation of an offer to buy shares of common stock or other securities of ACADIA.

Item 8.01 Other Events.

The press release, dated April 15, 2005, announcing the Private Placement is attached hereto as Exhibit 99.2 and is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(c)	Exhibits

99.1	Securities Purchase Agreement, dated April 15, 2005, by and between ACADIA Pharmaceuticals Inc. and the purchasers listed on Exhibit A thereto.

99.2	Press release, dated April 15, 2005, of ACADIA Pharmaceuticals Inc.

3.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ACADIA Pharmaceuticals Inc.

	By:	/s/ Thomas H. Aasen
Date: April 20, 2005		Thomas H. Aasen
Vice President, Chief Financial Officer, Treasurer and Secretary

4.

INDEX TO EXHIBITS

99.1	Securities Purchase Agreement, dated April 15, 2005, by and between ACADIA Pharmaceuticals Inc. and the purchasers listed on Exhibit A thereto.

99.2	Press release, dated April 15, 2005, of ACADIA Pharmaceuticals Inc.

5.